EXHIBIT 99.1

News Release
AMKOR AMENDS CONSENT SOLICITATION
CHANDLER, Ariz., October 3, 2006 — Amkor Technology, Inc. (NASDAQ: AMKR) previously announced that it is soliciting consents from the holders of its following series of notes: (i) $400.0 million aggregate outstanding principal amount of 9.25% Senior Notes due 2016 (CUSIP No. 031652AW0); (ii) $250.0 million aggregate outstanding principal amount of 7 1/8% Senior Notes due 2011 (CUSIP No. 031652AT7); (iii) $425.0 million aggregate outstanding principal amount of 7.75% Senior Notes due 2013 (CUSIP Nos. 031652AQ3, 031652AP5); (iv) approximately $88.2 million aggregate outstanding principal amount of 9.25% Senior Notes due 2008 (CUSIP No. 031652AM2); (v) approximately $21.9 million aggregate outstanding principal amount of 10.5% Senior Subordinated Notes due 2009 (CUSIP No. 031652AE0); (vi) approximately $142.4 million aggregate outstanding principal amount of 5.0% Convertible Subordinated Notes due 2007 (CUSIP Nos. 031652AH3, 031652AF7); and (vii) $190.0 million aggregate outstanding principal amount of 2.50% Convertible Senior Subordinated Notes due 2011 (CUSIP No. 031652AX8). Amkor is seeking consents for a waiver of compliance by Amkor with certain covenants in the indentures governing each series of notes and the consequences of any failure to comply therewith, including a waiver of any default or event of default that may have occurred, and the consequences thereof, from the failure by Amkor to file with the Securities and Exchange Commission (the “SEC”) and deliver copies thereof to the trustee and the holders of the notes, any report or other information as it would be required to file with the SEC under Section 13(a) or 15(d) of the Exchange Act of 1934 (including, without limitation, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2006) and any related notices or reports.
Amkor announced today that it is amending the terms of the consent solicitation to extend the expiration date for the consent solicitation for each series of notes. The consent solicitation for each series of notes will now expire at 5:00 p.m., New York City time, on October 5, 2006, unless extended or earlier terminated for a particular series of notes. Holders may deliver their consents to the Tabulation Agent at any time before the expiration date.
The record date for determining the holders who are entitled to consent is August 15, 2006. The proposed waivers for a particular series of notes shall become effective for a particular series of notes upon receipt by the applicable trustee of an officers’ certificate from Amkor that the Requisite Consents have been received (and not revoked) and have been accepted for payment by Amkor.
Holders of each series of notes are referred to the Company’s Consent Solicitation Statement dated September 14, 2006, Supplement to Consent Solicitation Statement dated September 28, 2006 and Supplement #2 to Consent Solicitation Statement dated October 3, 2006 and the related Letter of Consent for that particular series of notes, which are being mailed to each holder, for the detailed terms and conditions of the consent solicitation.
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The Company has retained Global Bondholder Services Corporation to serve as its Information Agent and Tabulation Agent for the consent solicitation. Requests for documents should be directed to Global Bondholder Services at (866) 470-3800 or (212) 430-3774. The Company has also retained Jefferies & Company, Inc. to serve as Solicitation Agent for the consent solicitation. Questions concerning the terms of the consent solicitation should be directed to Jefferies & Company, Inc. at (888) 272-1901 (U.S. Toll-Free) or (917) 421-1901.
This announcement is not an offer to purchase or sell, a solicitation of an offer to purchase or sell, or a solicitation of consents with respect to any securities. The solicitations are being made solely pursuant to Amkor’s Consent Solicitation Statements dated September 14, 2006, Supplements to Consent Solicitation Statements dated September 28, 2006 and Supplements #2 to Consent Solicitation Statement dated October 3, 2006 and the related Letters of Consent.
About Amkor
Amkor is a leading provider of advanced semiconductor assembly and test services. The company offers semiconductor companies and electronics OEMs a complete set of microelectronic design and manufacturing services. More information on Amkor is available from the company’s SEC filings and on Amkor’s web site: www.amkor.com.
Forward-Looking Statement Disclaimer
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. There can be no assurances that forward-looking statements will be achieved, and actual results could differ materially from those suggested by the forward-looking statements. Important factors that could cause actual results to differ materially include: the results and findings of the review being conducted by the Special Committee; the impact, if any, of such results or findings on the financial statements of the Company; restatement of the Company’s financial statements; the amount or materiality of any additional compensation expense; the Company’s ability to file required reports with the SEC on a timely basis; the Company’s ability to meet the requirements of the Nasdaq Stock Market for continued listing of the Company’s shares; the expenses related to the Special Committee’s review and restatement of the Company’s financial statements; and risks of litigation and governmental or other regulatory inquiry or proceedings arising out of or related to the Company’s historical stock option practices. Therefore, any forward-looking statements in this press release should be considered in light of various important factors, including the risks and uncertainties listed above, as well as others. The Company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.
Contact:
Amkor Technology, Inc.
Jeffrey Luth
VP Corporate Communications
480-821-5000, ext. 5130
jluth@amkor.com